SOUTHWEST AIRLINES REPORTS FIRST QUARTER 2023 RESULTS

DALLAS, TEXAS - April 27, 2023 - Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its first quarter 2023 financial results:

•Net loss of $159 million, or $0.27 loss per diluted share
•Net loss, excluding special items1, of $163 million, or $0.27 loss per diluted share
•Record first quarter operating revenues of $5.7 billion
•Liquidity2 of $12.7 billion, well in excess of debt outstanding of $8.0 billion

Bob Jordan, President and Chief Executive Officer, stated, "As expected, we incurred a first quarter 2023 net loss that resulted from the negative financial impact of approximately $380 million pre-tax, or $294 million after-tax, related to the December 2022 operational disruption. The majority of this impact was driven by a negative revenue impact of approximately $325 million, as a result of cancellations of holiday return travel and a deceleration in bookings for January and February 2023 travel. Despite that, travel demand and revenue trends in March 2023 were strong and resulted in solid profitability for the month and record first quarter revenues.

"Our operational performance was also strong in first quarter 2023. Southwest ranked number two in domestic ontime performance year-to-date through March 20233, as our People successfully navigated nine named storms. During first quarter 2023, we completed our reviews of the December 2022 operational disruption and released the report summary and action plan publicly at www.southwest.com/travel-disruption-action-plan. We expect to meet our goals to complete the action plan by winter 2023. We continue to make operational investments and remain intensely focused on running a safe, reliable, and efficient operation while delivering our legendary Customer Service.

"We recently reached a tentative agreement with the Transport Workers Union Local 550 (TWU 550), representing our Meteorologists, and I commend the spirit of cooperation by both Negotiating Committees. Currently, this brings us to contract ratification or tentative agreement with six workgroups represented by collective bargaining agreements in the past six months. We are glad we can reward our People, and we remain focused on negotiations of the three remaining open contracts.

"While we are mindful of the uncertain economic environment, demand for domestic air travel remains strong, thus far. Our goal remains to manage inflationary cost increases and maintain our competitive cost advantage. Due to recent delivery delays at The Boeing Company (Boeing), we are further reducing planned 2023 aircraft deliveries to 70 from 90, resulting in an approximate one-point decrease in year-over-year planned 2023 capacity. Based on current revenue trends and our cost outlook, which includes market wage rate accruals for all open labor contracts, we expect solid profits in second quarter 2023 and continue to expect solid profits and year-over-year growth in both margins and return on invested capital for full year 2023. We also continue to expect our network to be roughly restored to pre-pandemic levels by the end of this year. We remain confident in our low-cost, low-fare business model and our long-term strategy, which is supported by a robust set of strategic initiatives designed to drive significant financial value. I am very grateful for the tremendous efforts of our Employees and their unwavering focus on delivering Reliability and Hospitality to our valued Customers."

Guidance and Outlook:
The following tables introduce or update selected financial guidance for second quarter and full year 2023, as applicable:

2Q 2023 Estimation
RASM (a), year-over-year	Down 8% to 11%
ASMs (b), year-over-year	Up ~14%
Economic fuel costs per gallon[1,4]	$2.45 to $2.55
Fuel hedging premium expense per gallon	$0.06
Fuel hedging cash settlement gains per gallon	$0.13
ASMs per gallon (fuel efficiency)	78 to 80
CASM-X (c), year-over-year[5]	Up 5% to 8%
Scheduled debt repayments (millions)	~$10
Interest expense (millions)	~$65

	2023 Estimation	Previous estimation
ASMs (b), year-over-year	Up 14% to 15%	Up 15% to 16%
Economic fuel costs per gallon[1,4]	$2.60 to $2.70	$2.65 to $2.75
Fuel hedging premium expense per gallon	$0.06	No change
Fuel hedging cash settlement gains per gallon	$0.10	No change
CASM-X, year-over-year[5]	Down 2% to 4%	Down 3.5% to 5.5%
Scheduled debt repayments (millions)	~$85	No change
Interest expense (millions)	~$250	No change
Aircraft (d)	814	833
Effective tax rate	23% to 24%	No change
Capital spending (billions) (e)	~$3.5	~$4.0
(a) Operating revenue per available seat mile (RASM, or unit revenues).
(b) Available seat miles (ASMs, or capacity). The Company's flight schedule is currently published for sale through November 4, 2023. The Company currently expects third quarter 2023 capacity to increase in the range of 11 percent to 13 percent, and fourth quarter 2023 capacity to increase in the range of 20 percent to 22 percent, both year-over-year. Included in the Company's updated capacity guidance is a decrease in previously planned year-over-year capacity as a result of delivery delays at Boeing, planned in the post-summer time period from September through December 2023.
(c) Operating expenses per available seat mile, excluding fuel and oil expense, special items, and profitsharing (CASM-X).
(d) Aircraft on property, end of period. Due to delivery delays, the Company now estimates approximately 70 Boeing 737-8 (-8) aircraft deliveries in 2023, compared with its previous guidance of approximately 90 -8 aircraft deliveries. The Company now expects to retire 26 Boeing 737-700 (-700) aircraft in 2023, compared with its previous guidance to retire 27 -700 aircraft. As a result, the Company now expects to end 2023 with 814 aircraft. The delivery schedule for the Boeing 737-7 (-7) is dependent on the Federal Aviation Administration (FAA) issuing required certifications and approvals to Boeing and the Company. The FAA will ultimately determine the timing of the -7 certification and entry into service, and Boeing may continue to experience supply chain challenges, so the Company therefore offers no assurances that current estimations and timelines are correct.
(e) The Company now estimates its 2023 capital spending to be approximately $3.5 billion, which assumes approximately 70 -8 aircraft deliveries, compared with its previous 2023 capital spending estimate of approximately $4.0 billion, which assumed approximately 90 -8 aircraft deliveries. The Company now estimates its full year 2023 aircraft capital spending to be approximately $2.3 billion, compared with its previous guidance of approximately $2.8 billion, and continues to estimate its full year 2023 non-aircraft capital spending to be approximately $1.2 billion.

Revenue Results and Outlook:
•Record first quarter 2023 operating revenues of $5.7 billion, a 21.6 percent increase, year-over-year—in line with the Company's previous guidance
•First quarter 2023 RASM increased 9.8 percent, year-over-year, driven primarily by a passenger yield increase of 10.6 percent, coupled with a load factor increase of 0.6 points
•March 2023 managed business revenues nearly restored to March 2019 levels

Despite a negative revenue impact of approximately $325 million—associated with the December 2022 operational disruption—the Company's first quarter 2023 revenue performance was strong. The negative revenue impact was primarily isolated to January and February 2023, with March 2023 experiencing a robust recovery, driven by strong yields and notable strength in Rapid Rewards® redemptions. March 2023 managed business revenues improved significantly compared with January and February 2023 and were nearly restored to March 2019 levels. The Company is pleased with its managed business revenue recovery thus far, due to investments in Southwest Business and expansion into Global Distribution Systems aimed at continuing to grow the Company's presence in the corporate travel space.

The current booking curve appears to have returned close to pre-pandemic norms, and leisure demand and yields continue to be strong heading into the busy summer travel season. While March 2023 managed business revenues largely recovered to March 2019 levels, the Company expects corporate revenue trends to continue to be choppy as Customer travel patterns evolve post-pandemic. However, the Company continues to expect further sequential recovery in managed business revenues in second quarter 2023 compared with first quarter 2023, driven by anticipated growth in corporate accounts and passengers.

The Company's second quarter 2023 RASM guidance includes a headwind of approximately four and a half points, year-over-year. This headwind is driven by approximately $300 million of additional breakage revenue in second quarter 2022—a higher-than-normal amount related to flight credits issued during the pandemic that were set to expire unused—and the Company's July 2022 policy change to eliminate expiration dates on qualifying flight credits6, which resulted in the percentage of breakage revenue normalizing to historical levels beginning in third quarter 2022. Flight credits that never expire6, along with Rapid Rewards points that never expire7, are industry-leading, Customer-friendly policies.

The Company recently selected the Amadeus Network Revenue Management product as its new revenue management system provider—slightly ahead of the mid-2023 implementation timing outlined at the Company's 2022 Investor Day. The Company was pleased with initial observations during the production pilot and is excited about the potential for incremental revenue, driven primarily by improved science in forecasting and network optimization. The Amadeus product is now fully implemented and is currently managing all bookings and departure dates.

Fuel Costs and Outlook:
•First quarter 2023 fuel costs were $3.19 per gallon1—near the high end of the Company's previous guidance range—and included $0.06 per gallon in premium expense and $0.12 per gallon in favorable cash settlements from fuel derivative contracts
•First quarter 2023 fuel efficiency was roughly flat, year-over-year
•As of April 19, 2023, the fair market value of the Company's fuel derivative contracts settling in second quarter 2023 through the end of 2025 was an asset of $418 million
The Company's multi-year fuel hedging program continues to provide insurance against spikes in energy prices and significantly offset the market price increase, year-over-year, in jet fuel in first quarter 2023. The Company's current fuel derivative contracts contain a combination of instruments based in West Texas Intermediate and Brent crude oil, and refined products, such as heating oil. The economic fuel price per gallon sensitivities4 provided in the table below assume the relationship between Brent crude oil and refined products based on market prices as of April 19, 2023.

Estimated economic fuel price per gallon, including taxes and fuel hedging premiums
Average Brent Crude Oil price per barrel	2Q 2023	2023
$60	$1.85 - $1.95	$2.20 - $2.30
$70	$2.15 - $2.25	$2.40 - $2.50
$80	$2.35 - $2.45	$2.60 - $2.70
Current Market (a)	$2.45 - $2.55	$2.60 - $2.70
$90	$2.60 - $2.70	$2.75 - $2.85
$100	$2.80 - $2.90	$2.90 - $3.00
$110	$3.00 - $3.10	$3.05 - $3.15

Fair market value	$70 million	$262 million
Estimated premium costs	$30 million	$121 million
(a) Brent crude oil average market prices as of April 19, 2023, were $83 and $82 per barrel for second quarter and full year 2023, respectively.

In addition, the Company is providing its maximum percentage of estimated fuel consumption8 covered by fuel derivative contracts in the following table:

Period	Maximum fuel hedged percentage (a)
2023	50%
2024	51%
2025	10%
(a) Based on the Company's current available seat mile plans. The Company is currently 51 percent hedged for second quarter 2023 and 48 percent hedged for second half 2023.

Non-Fuel Costs and Outlook:
•First quarter 2023 operating expenses of $6.0 billion increased 23.6 percent, year-over-year
•First quarter 2023 operating expenses, excluding fuel and oil expense, special items, and profitsharing, increased 17.3 percent, year-over-year
•First quarter 2023 CASM-X increased 5.9 percent, year-over-year—in line with the Company's previous guidance

The majority of the Company's first quarter 2023 CASM-X increase, year-over-year, was attributable to continued inflationary cost pressures, in particular with higher labor rates, including market wage rate accruals, for all Employee work groups, increased technology spending, and higher rates for airport and benefits costs. The remainder of the increase was driven primarily by operational disruption-related expenses, including travel expense reimbursements to Customers and an increase in the expected redemption rate of Rapid Rewards points offered as a gesture of goodwill to Customers.

The Company expects second quarter 2023 CASM-X to increase in the range of 5 percent to 8 percent, year-over-year. In addition to general inflationary cost pressures, the year-over-year increase is primarily due to higher labor rates, including market wage rate accruals, for all Employee work groups, as well as the timing of planned maintenance expenses for the Company's Boeing 737-800 (-800) fleet.

The Company currently expects its full year 2023 CASM-X to decrease in the range of 2 percent to 4 percent, year-over-year—approximately one and one-half points higher than its previous guidance to decrease in the range of 3.5 percent to 5.5 percent, year-over-year. Approximately one point of the increase versus previous guidance is due to lower available seat miles in 2023, attributable to fewer planned aircraft deliveries in light of recent delays from Boeing. The remainder of the increase is primarily due to the timing of planned maintenance expenses for the Company's -800 fleet.

First quarter 2023 net interest expense, which is included in Other expenses, decreased $146 million, year-over-year. The decrease was primarily due to a $122 million increase in interest income driven primarily by higher interest rates, coupled with a $27 million decrease in interest expense driven primarily by various debt repurchases and repayments throughout 2022.

Capacity, Fleet, and Capital Spending:
The Company's first quarter 2023 capacity increased 10.7 percent, year-over-year, which was higher than its previous guidance of up approximately 10 percent, due to a higher than expected March completion factor. During first quarter 2023, the Company received 30 -8 aircraft, as expected, and retired seven -700 aircraft, compared with its previous guidance of five -700 retirements, shifting forward two -700 aircraft retirements from the second half of 2023. The Company ended first quarter 2023 with 793 aircraft.

Based on anticipated aircraft delivery delays from Boeing, the Company now expects it will receive approximately 70 -8 aircraft deliveries in 2023, compared with its previous guidance of approximately 90 -8 deliveries. As such, the Company is planning on flight reductions in second half 2023, most notably in fourth quarter, and now expects its 2023 capacity to increase approximately 14 percent to 15 percent, year-over-year, roughly one point lower than the Company's previous guidance.

The Company's planned deliveries continue to differ from its order book displayed in the table below. In addition, the Company now expects to retire 26 -700 aircraft in 2023, compared with its previous guidance of 27 -700 retirements, due to shifting one -700 retirement into 2024. As a result of the revision in aircraft deliveries and retirements, the Company now expects to end the year with 814 aircraft, compared with its previous guidance of 833 aircraft.

The Company’s first quarter 2023 capital expenditures were $1.0 billion, driven primarily by aircraft-related capital spending, as well as technology, facilities, and operational investments. Due to the recent changes to expected 2023 aircraft deliveries, the Company now estimates its 2023 capital spending to be approximately $3.5 billion, compared with its previous guidance of approximately $4.0 billion. This assumes approximately $2.3 billion in aircraft capital spending, compared with its previous guidance of approximately $2.8 billion, and continues to assume approximately $1.2 billion in non-aircraft capital spending, which includes tens of millions in operational disruption-related investments.

Since the Company's previous disclosure on January 26, 2023, the Company exercised five -7 options for delivery in 2024 and converted 11 2024 -7 firm orders to -8 firm orders. In addition, in April 2023, the Company exercised 11 -7 options for delivery in 2024 and converted eight 2024 -7 firm orders to -8 firm orders. The following tables provide further information regarding the Company's order book and compare its order book as of April 27, 2023, with its previous order book as of January 26, 2023. For purposes of the delivery schedule below, the Company continues to include the remaining 46 of its 2022 contractual undelivered aircraft (14 -7s and 32 -8s) within its 2023 commitments. Given Boeing's current supply chain and aircraft delivery delays, the Company will continue working with Boeing to solidify future delivery dates.

Current 737 Order Book as of April 27, 2023:

	The Boeing Company
	-7 Firm Orders		-8 Firm Orders		-7 or -8 Options	Total
2023	31		105		—	136	(c)
2024	48		19		19	86
2025	30		—		56	86
2026	30		15		40	85
2027	15		15		6	36
2028	15		15		—	30
2029	20		30		—	50
2030	—		55		—	55
2031	—		—		—	—
	189	(a)	254	(b)	121	564
(a) The delivery timing for the -7 is dependent on the FAA issuing required certifications and approvals to Boeing and the Company. The FAA will ultimately determine the timing of the -7 certification and entry into service, and the Company therefore offers no assurances that current estimations and timelines are correct.
(b) The Company has flexibility to designate firm orders or options as -7s or -8s, upon written advance notification as stated in the contract.
(c) Includes 30 -8 deliveries received through March 31, 2023. In addition, the Company has included the remaining 46 of its 2022 contractual undelivered aircraft (14 -7s and 32 -8s) within its 2023 commitments. Due to Boeing's supply chain challenges and the current status of the -7 certification, the Company currently estimates approximately 70 -8 aircraft deliveries in 2023. The 2023 order book detail is as follows:

	The Boeing Company
	-7 Firm Orders	-8 Firm Orders	Total
2022 Contractual Deliveries Remaining	14	32	46
2023 Contractual Deliveries	17	73	90
2023 Total	31	105	136

Previous 737 Order Book as of January 26, 2023 (a):

	The Boeing Company
	-7 Firm Orders	-8 Firm Orders	-7 or -8 Options	Total
2023	31	105	—	136
2024	51	—	35	86
2025	30	—	56	86
2026	30	15	40	85
2027	15	15	6	36
2028	15	15	—	30
2029	20	30	—	50
2030	—	55	—	55
2031	—	—	—	—
	192	235	137	564
(a) The 'Previous 737 Order Book' is for reference and comparative purposes only. It should no longer be relied upon. See 'Current 737 Order Book' for the Company's current aircraft order book.

Liquidity and Capital Deployment:
•The Company ended first quarter 2023 with $11.7 billion in cash and short-term investments and a fully available revolving credit line of $1.0 billion
•The Company had a net cash position9 of $3.6 billion as of March 31, 2023, and it remains the only U.S. airline with an investment-grade rating by all three rating agencies

•The Company returned $214 million to its Shareholders through the payment of dividends during first quarter 2023
•The Company paid $59 million during first quarter 2023 to retire debt and finance lease obligations, including the retirement of $50 million in principal related to a lease buyout transaction and $9 million in scheduled lease payments

Awards and Recognitions:
•Named to FORTUNE's list of World's Most Admired® Companies; ranked #23 overall and #3 on the airline industry list
•Named the #2 domestic airline by the 2023 Elliot Readers' Choice Awards
•Named to Glassdoor's Best Places to Work list for the 14th consecutive year
•Recognized by Newsweek as one of America’s Greatest Workplaces for Diversity 2023
•Recognized by Newsweek as one of America’s Greatest Workplaces for Women
•Designated a 2023 Military Friendly Company by Viqtory
•Recognized by Newsweek as one of America’s Most Responsible Companies
•Designated one of the 25 Best Companies for Latinos to Work 2023 by Latino Leaders Magazine
•Named Domestic Carrier of the Year by the Airforwarders Association

Environmental, Social, and Governance (ESG):
•Published a Supplier Code of Conduct and began integrating sustainability questions in the Company's request for proposal process with its suppliers
•Purchased offsets equivalent to the carbon emissions generated by the Company’s Employee business10 and charitable11 travel for 2022
•Became the launch customer with SMBC Aviation Capital to purchase over 400,000 carbon credits from their portfolio of projects. The agreement is expected to result in Southwest acquiring carbon credits certified by either Gold Standard or Verra over a five-year timeframe from SMBC Aviation Capital's funded projects in Africa and Central America
•Highlighted National Human Trafficking Prevention Month in January 2023 to educate Employees and Customers on ways to help combat this issue. Southwest is proud to support multiple nonprofit organizations whose efforts help with the rescue, recovery, and restoration of human trafficking survivors
•Celebrated Black History Month and Women's History Month throughout February and March 2023, respectively. Southwest shared internally and externally ways its Employees and Customers could Celebrate with Service by supporting different organizations through donations or volunteerism

•Launched Employee Resource Groups (ERGs) for Southwest Employees. ERGs are formed through the efforts of Employees and are organized around a significant and specific dimension of diversity or identity. Southwest will align its initial ERGs with the seven Cultural, Heritage, and Pride months Southwest recognizes
•Launched applications for the Southwest Scholarship Program, which includes two scholarship opportunities. The Southwest Airlines Scholarship seeks to build a diverse talent pipeline, while inspiring future generations to find careers within the airline industry. The Herbert D. Kelleher and Rollin W. King Scholarship was established for eligible dependents of Southwest Airlines Employees to pursue higher education
•Launched applications for the ¡Lánzate!/Take Off! Travel Award Program which helps college students stay connected to their families while pursuing higher education by providing travel grants
•Announced Auburn University as a university partner in the airline's First Officer development and recruitment program: Destination 225°
•Visit southwest.com/citizenship for more details about the Company's ongoing ESG efforts

Conference Call:
The Company will discuss its first quarter 2023 results on a conference call at 12:30 p.m. Eastern Time today. To listen to a live broadcast of the conference call, please go to
https://www.southwestairlinesinvestorrelations.com.

Footnotes
1See Note Regarding Use of Non-GAAP Financial Measures for additional information on special items. In addition, information regarding special items and economic results is included in the accompanying table Reconciliation of Reported Amounts to Non-GAAP Measures (also referred to as "excluding special items").
2Includes $11.7 billion in cash and cash equivalents, short-term investments, and a fully available revolving credit line of $1.0 billion.
3Based on data accessed through MasFlights on April 19, 2023.
4Based on the Company's existing fuel derivative contracts and market prices as of April 19, 2023, second quarter and full year 2023 economic fuel costs per gallon are estimated to be in the range of $2.45 to $2.55 and $2.60 to $2.70, respectively. Economic fuel cost projections do not reflect the potential impact of special items because the Company cannot reliably predict or estimate the hedge accounting impact associated with the volatility of the energy markets, or the impact to its financial statements in future periods. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for projected results is not meaningful or available without unreasonable effort. See Note Regarding Use of Non-GAAP Financial Measures.
5Projections do not reflect the potential impact of fuel and oil expense, special items, and profitsharing because the Company cannot reliably predict or estimate those items or expenses or their impact to its financial statements in future periods, especially considering the significant volatility of the fuel and oil expense line item. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for these projected results is not meaningful or available without unreasonable effort.
6Flight credits result from canceling reservations and previously were valid for no longer than one year from the date of original purchase. Flight credits for non-refundable fares are issued as long as the reservation is cancelled more than 10 minutes prior to the scheduled departure. Flight credits or refunds for refundable fares are issued regardless of cancellation time. Flight credits unexpired on, or created on or after July 28, 2022 do not expire. A flight credit with an expiration date on or before July 27, 2022, has expired in accordance with its existing expiration date.
7Rapid Rewards points do not expire. Should a Member close its account, the points in the account will be terminated.
8The Company's maximum fuel hedged percentage is calculated using the maximum number of gallons that are covered by derivative contracts divided by the Company's estimate of total fuel gallons to be consumed for each respective period. The Company's maximum number of gallons that are covered by derivative contracts may be at different strike prices and at strike prices materially higher than the current market prices. The volume of gallons covered by derivative contracts that ultimately get exercised in any given period may vary significantly from the volumes used to calculate the Company's maximum fuel hedged percentages, as market prices and the Company's fuel consumption fluctuate.
9Net cash position is calculated as the sum of cash and cash equivalents and short-term investments, less the sum of short-term and long-term debt.
10Company Non-Revenue Must Ride (NRMR) flights, inclusive of all Frontline and Headquarters Employees’ work-related travel, including deadheading Employees. This excludes flights flown on other airlines.
11E-passes donated to national and local charitable partners and programs.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company’s expectations with respect to the completion of its action plan in response to the December 2022 operational disruption, including with respect to timing of completion and associated expenditures; (ii) the Company's financial and operational outlook, expectations, goals, plans, and projected results of operations, including factors and assumptions underlying the Company's expectations and projections; (iii) the Company’s fleet plans and expectations, include with respect to expected fleet deliveries and retirements and including factors and assumptions underlying the Company's plans and expectations; (iv) the Company’s capacity and network plans and expectations, including with respect to adjustments and restoring its network, and including factors and assumptions underlying the Company's expectations and projections; (v) the Company’s labor plans and expectations; (vi) the Company's expectations with respect to fuel costs, hedging gains, and fuel efficiency, and the Company's related management of risks associated with changing jet fuel prices, including factors underlying the Company's expectations; (vii) the Company's plans, estimates, and assumptions related to repayment of debt obligations, interest expense, effective tax rate, and capital spending, including factors and assumptions underlying the Company's expectations and projections; (viii) the Company's expectations regarding passenger demand, revenue trends, and bookings, including with respect to managed business revenues and the potential benefits of its new revenue management system. These forward-looking statements are based on the Company's current estimates, intentions, beliefs, expectations, goals, strategies, and projections for the future and are not guarantees of future performance. Forward-looking statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) the Company's ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (ii) the Company’s ability to obtain and maintain adequate infrastructure and equipment to support its operations and initiatives; (iii) the impact of fears or actual outbreaks of diseases, extreme or severe weather and natural disasters, actions of competitors (including, without limitation, pricing, scheduling, capacity, and network decisions, and consolidation and alliance activities), consumer perception, economic conditions, banking conditions, fears of terrorism or war, sociodemographic trends, and other factors beyond the Company's control, on consumer behavior and the Company's results of operations and business decisions, plans, strategies, and results; (iv) the Company's dependence on its workforce, including its ability to employ sufficient numbers of qualified Employees to effectively and efficiently maintain its operations; (v) the emergence of additional costs or effects associated with the cancelled flights, including litigation, government investigation and actions, and internal actions; (vi) the impact of fuel price changes, fuel price volatility, volatility of commodities used by the Company for hedging jet fuel, and any changes to the Company's fuel hedging strategies and positions, on the Company's business plans and results of operations; (vii) the Company's dependence on Boeing and Boeing suppliers with respect to the Company's aircraft deliveries, fleet and capacity plans, operations, strategies, and goals; (viii) the Company's dependence on Boeing and the Federal Aviation Administration with respect to the certification of the Boeing MAX 7 aircraft; (ix) the Company's dependence on other third parties, in particular with respect to its technology plans, its tactical action plans and expectations related to operational resiliency, fuel supply, Global Distribution Systems, and the impact on the Company's operations and results of operations of any third party delays or non-performance; (x) the Company’s ability to timely and effectively prioritize its initiatives and focus areas and related expenditures; (xi) the impact of labor matters on the Company's business decisions, plans, strategies, and results; (xii) any negative developments related to the COVID-19 pandemic, including, for example, with respect to the duration, spread, severity, or any recurrence of the COVID-19 pandemic or any new variant strains of the underlying virus; the effectiveness, availability, and usage of COVID-19 vaccines; the impact of government mandates, directives, orders, regulations, and other governmental actions related to COVID-19 on the Company's business plans and its ability to retain key Employees; the extent of the impact of COVID-19 on overall demand for air travel and the Company's related business plans and decisions; and the impact of the COVID-19 pandemic on the Company's access to capital; (xiii) the impact of governmental regulations and other governmental actions on the Company's business plans, results, and operations; and (xiv) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10- K for the fiscal year ended December 31, 2022.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

SW-QFS

Southwest Airlines Co.
Condensed Consolidated Statement of Income (Loss)
(in millions, except per share amounts)
(unaudited)

	Three months ended
	March 31,
	2023	2022	Percent Change
OPERATING REVENUES:
Passenger	$5,105	$4,135	23.5
Freight	41	42	(2.4)
Other	560	517	8.3
Total operating revenues	5,706	4,694	21.6

OPERATING EXPENSES, NET:
Salaries, wages, and benefits	2,478	2,229	11.2
Fuel and oil	1,547	1,004	54.1
Maintenance materials and repairs	240	211	13.7
Landing fees and airport rentals	408	346	17.9
Depreciation and amortization	365	324	12.7
Other operating expenses	952	731	30.2
Total operating expenses, net	5,990	4,845	23.6

OPERATING LOSS	(284)	(151)	88.1

OTHER EXPENSES (INCOME):
Interest expense	66	93	(29.0)
Capitalized interest	(6)	(9)	(33.3)
Interest income	(125)	(3)	n.m.
Loss on extinguishment of debt	—	72	n.m.
Other (gains) losses, net	(14)	72	n.m.
Total other expenses (income)	(79)	225	n.m.

LOSS BEFORE INCOME TAXES	(205)	(376)	(45.5)
BENEFIT FOR INCOME TAXES	(46)	(98)	(53.1)
NET LOSS	$(159)	$(278)	(42.8)

NET LOSS PER SHARE:
Basic	$(0.27)	$(0.47)	(42.6)
Diluted	$(0.27)	$(0.47)	(42.6)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	594	592	0.3
Diluted	594	592	0.3

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Measures (excluding special items)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share amounts)(unaudited)

	Three months ended
	March 31,		Percent
	2023	2022	Change
Fuel and oil expense, unhedged	$1,575	$1,207
Add: Premium cost of fuel contracts designated as hedges	30	26
Deduct: Fuel hedge gains included in Fuel and oil expense, net	(58)	(229)
Fuel and oil expense, as reported (economic)	$1,547	$1,004	54.1

Total operating expenses, net, as reported	$5,990	$4,845
Deduct: Impairment of long-lived assets	—	(16)
Total operating expenses, excluding special items	$5,990	$4,829	24.0
Deduct: Fuel and oil expense, as reported (economic)	(1,547)	(1,004)
Operating expenses, excluding Fuel and oil expense and special items	$4,443	$3,825	16.2
Deduct: Profitsharing expense	—	(37)
Operating expenses, excluding Fuel and oil expense, special items, and profitsharing	$4,443	$3,788	17.3

Operating loss, as reported	$(284)	$(151)
Add: Impairment of long-lived assets	—	16
Operating loss, excluding special items	$(284)	$(135)	110.4

Other (gains) losses, net, as reported	$(14)	$72
Deduct: Mark-to-market impact from fuel contracts settling in current and future periods	—	(34)
Add (Deduct): Unrealized mark-to-market adjustment on available for sale securities	4	(5)
Other (gains) losses, net, excluding special items	$(10)	$33	n.m.

	Three months ended
	March 31,				Percent
	2023		2022		Change
Loss before income taxes, as reported	$(205)		$(376)
Add: Mark-to-market impact from fuel contracts settling in current and future periods	—		34
Add: Impairment of long-lived assets	—		16
Add (Deduct): Unrealized mark-to-market adjustment on available for sale securities	(4)		5
Add: Loss on extinguishment of debt	—		72
Loss before income taxes, excluding special items	$(209)		$(249)		(16.1)

Benefit for income taxes, as reported	$(46)		$(98)
Add: Net loss tax impact of fuel and special items (a)	—		40
Benefit for income taxes, net, excluding special items	$(46)		$(58)		(20.7)

Net loss, as reported	$(159)		$(278)
Add: Mark-to-market impact from fuel contracts settling in current and future periods	—		34
Deduct: Net loss tax impact of special items (a)	—		(40)
Add: Loss on extinguishment of debt	—		72
Add: Impairment of long-lived assets	—		16
Add (Deduct): Unrealized mark-to-market adjustment on available for sale securities	(4)		5
Net loss, excluding special items	$(163)		$(191)		(14.7)

Net loss per share, diluted, as reported	$(0.27)		$(0.47)
Add: Impact of special items	—		0.16
Add: Net impact of net loss above from fuel contracts divided by dilutive shares	—		0.06
Deduct: Net loss tax impact of special items (a)	—		(0.07)
Net loss per share, diluted, excluding special items	$(0.27)		$(0.32)		(15.6)

Operating expenses per ASM (cents)	15.74	¢	14.09	¢
Deduct: Impact of special items	—		(0.04)
Deduct: Fuel and oil expense divided by ASMs	(4.07)		(2.92)
Deduct: Profitsharing expense divided by ASMs	—		(0.11)
Operating expenses per ASM, excluding Fuel and oil expense, profitsharing, and special items (cents)	11.67	¢	11.02	¢	5.9
(a) Tax amounts for each individual special item are calculated at the Company's effective rate for the applicable period and totaled in this line item.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)
Relevant comparative operating statistics for the three months ended March 31, 2023 and 2022 are included below. The Company provides these operating statistics because they are commonly used in the airline industry and, as such, allow readers to compare the Company’s performance against its results for the prior year period, as well as against the performance of the Company’s peers.

	Three months ended
	March 31,		Percent
	2023	2022	Change
Revenue passengers carried (000s)	30,231	26,029	16.1
Enplaned passengers (000s)	37,666	32,005	17.7
Revenue passenger miles (RPMs) (in millions) (a)	29,547	26,483	11.6
Available seat miles (ASMs) (in millions) (b)	38,062	34,384	10.7
Load factor (c)	77.6%	77.0%	0.6 pts.
Average length of passenger haul (miles)	977	1,017	(3.9)
Average aircraft stage length (miles)	715	765	(6.5)
Trips flown	334,121	287,751	16.1
Seats flown (000s) (d)	52,719	44,547	18.3
Seats per trip (e)	157.8	154.8	1.9
Average passenger fare	$168.88	$158.88	6.3
Passenger revenue yield per RPM (cents) (f)	17.28	15.62	10.6
RASM (cents) (g)	14.99	13.65	9.8
PRASM (cents) (h)	13.41	12.03	11.5
CASM (cents) (i)	15.74	14.09	11.7
CASM, excluding Fuel and oil expense (cents)	11.67	11.17	4.5
CASM, excluding special items (cents)	15.74	14.04	12.1
CASM, excluding Fuel and oil expense and special items (cents)	11.67	11.12	4.9
CASM, excluding Fuel and oil expense, special items, and profitsharing expense (cents)	11.67	11.02	5.9
Fuel costs per gallon, including fuel tax (unhedged)	$3.25	$2.76	17.8
Fuel costs per gallon, including fuel tax	$3.19	$2.30	38.7
Fuel costs per gallon, including fuel tax (economic)	$3.19	$2.30	38.7
Fuel consumed, in gallons (millions)	483	436	10.8
Active fulltime equivalent Employees	69,868	58,865	18.7
Aircraft at end of period (j)	793	722	9.8
(a) A revenue passenger mile is one paying passenger flown one mile. Also referred to as "traffic," which is a measure of demand for a given period.
(b) An available seat mile is one seat (empty or full) flown one mile. Also referred to as "capacity," which is a measure of the space available to carry passengers in a given period.
(c) Revenue passenger miles divided by available seat miles.
(d) Seats flown is calculated using total number of seats available by aircraft type multiplied by the total trips flown by the same aircraft type during a particular period.
(e) Seats per trip is calculated by dividing seats flown by trips flown.
(f) Calculated as passenger revenue divided by revenue passenger miles. Also referred to as "yield," this is the average cost paid by a paying passenger to fly one mile, which is a measure of revenue production and fares.
(g) RASM (unit revenue) - Operating revenue yield per ASM, calculated as operating revenue divided by available seat miles. Also referred to as "operating unit revenues," this is a measure of operating revenue production based on the total available seat miles flown during a particular period.
(h) PRASM (Passenger unit revenue) - Passenger revenue yield per ASM, calculated as passenger revenue divided by available seat miles. Also referred to as “passenger unit revenues,” this is a measure of passenger revenue production based on the total available seat miles flown during a particular period.
(i) CASM (unit costs) - Operating expenses per ASM, calculated as operating expenses divided by available seat miles. Also referred to as "unit costs" or "cost per available seat mile," this is the average cost to fly an aircraft seat (empty or full) one mile, which is a measure of cost efficiencies.
(j) Included four Boeing 737 Next Generation aircraft in storage as of March 31, 2023 and March 31, 2022.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	March 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$8,359	$9,492
Short-term investments	3,315	2,800
Accounts and other receivables	1,250	1,040
Inventories of parts and supplies, at cost	736	790
Prepaid expenses and other current assets	614	686
Total current assets	14,274	14,808
Property and equipment, at cost:
Flight equipment	24,577	23,725
Ground property and equipment	7,008	6,855
Deposits on flight equipment purchase contracts	283	376
Assets constructed for others	34	28
	31,902	30,984
Less allowance for depreciation and amortization	13,878	13,642
	18,024	17,342
Goodwill	970	970
Operating lease right-of-use assets	1,380	1,394
Other assets	898	855
	$35,546	$35,369
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,729	$2,004
Accrued liabilities	2,118	2,043
Current operating lease liabilities	233	225
Air traffic liability	7,217	6,064
Current maturities of long-term debt	32	42
Total current liabilities	11,329	10,378

Long-term debt less current maturities	7,999	8,046
Air traffic liability - noncurrent	1,980	2,186
Deferred income taxes	1,888	1,985
Noncurrent operating lease liabilities	1,112	1,118
Other noncurrent liabilities	936	969
Stockholders' equity:
Common stock	888	888
Capital in excess of par value	4,058	4,037
Retained earnings	15,995	16,261
Accumulated other comprehensive income	197	344
Treasury stock, at cost	(10,836)	(10,843)
Total stockholders' equity	10,302	10,687
	$35,546	$35,369

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions) (unaudited)

	Three months ended March 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(159)	$(278)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	365	324
Impairment of long-lived assets	—	16
Unrealized mark-to-market adjustment on available for sale securities	(4)	5
Unrealized/realized (gain) loss on fuel derivative instruments	—	34
Deferred income taxes	(52)	(97)
Loss on extinguishment of debt	—	72
Changes in certain assets and liabilities:
Accounts and other receivables	(232)	(334)
Other assets	50	(44)
Accounts payable and accrued liabilities	(72)	177
Air traffic liability	947	885
Other liabilities	(47)	(105)
Cash collateral received from (provided to) derivative counterparties	(30)	385
Other, net	(60)	31
Net cash provided by operating activities	706	1,071

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(1,046)	(510)
Assets constructed for others	(6)	(4)
Purchases of short-term investments	(2,204)	(925)
Proceeds from sales of short-term and other investments	1,679	1,300
Net cash used in investing activities	(1,577)	(139)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Employee stock plans	9	6
Payments of long-term debt and finance lease obligations	(59)	(93)
Payments of cash dividends	(214)	—
Payments for repurchases and conversions of convertible debt	—	(230)
Other, net	2	3
Net cash used in financing activities	(262)	(314)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(1,133)	618

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	9,492	12,480

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$8,359	$13,098

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited Condensed Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). These GAAP financial statements may include (i) unrealized noncash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges and benefits the Company believes are unusual and/or infrequent in nature and thus may make comparisons to its prior or future performance difficult.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information (also referred to as "excluding special items"), including results that it refers to as "economic," which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides additional insight to investors as supplemental information to its GAAP results. The non-GAAP measures provided that relate to the Company’s performance on an economic fuel cost basis include Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profitsharing; Operating loss, non-GAAP; Other (gains) losses, net, non-GAAP; Loss before income taxes, non-GAAP; Benefit for income taxes, net, non-GAAP; Net loss, non-GAAP; Net loss per share, diluted, non-GAAP; and Operating expenses per ASM, non-GAAP, excluding Fuel and oil expense and profitsharing (cents). The Company's economic Fuel and oil expense results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts - all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis has historically been utilized by the Company, as well as some of the other airlines that utilize fuel hedging, as it reflects the Company’s actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts that are designated as hedges are reflected as a component of Fuel and oil expense, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide further insight into the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude any unrealized, noncash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors and analysts, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations, and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

The Company’s GAAP results in the applicable periods may include other charges or benefits that are also deemed "special items," that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends. Financial measures identified as non-GAAP (or as excluding special items) have been adjusted to exclude special items. For the periods presented, in addition to the items discussed above, special items include:

1.Noncash impairment charges, primarily associated with adjustments to the salvage values for previously retired airframes;
2.Unrealized mark-to-market adjustment associated with certain available for sale securities; and
3.Losses associated with the partial extinguishment of the Company's convertible notes and early prepayment of debt. These losses are also now presented as a separate line item, rather than its prior presentation where it was included as a component of Other (gains) losses, net. Such losses are incurred as a result of opportunistic decisions made by the Company to prepay portions of its debt, most of which was taken on during the pandemic in order to provide liquidity during the prolonged downturn in air travel.

Because management believes special items can distort the trends associated with the Company’s ongoing performance as an airline, the Company believes that evaluation of its financial performance can be enhanced by a supplemental presentation of results that exclude the impact of special items in order to enhance consistency and comparativeness with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. The following measures are often provided, excluding special items, and utilized by the Company’s management, analysts, and investors to enhance comparability of year-over-year results, as well as to industry trends: Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profitsharing; Operating loss, non-GAAP; Other (gains) losses, net, non-GAAP; Loss before income taxes, non-GAAP; Benefit for income taxes, net, non-GAAP; Net loss, non-GAAP; Net loss per share, diluted, non-GAAP; and Operating expenses per ASM, non-GAAP, excluding Fuel and oil expense and profitsharing (cents).